As filed with the Securities and Exchange Commission on December 7, 2023.

Registration No. 333-272865

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lifezone Metals Limited

(Exact name of registrant as specified in its charter)

Isle of Man	1000	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Telephone: +44 (0)1624 811 603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive  offices)

LJ Fiduciary

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Telephone: +44 (0)1624 811 611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Mark Mandel

Carol Stubblefield
Baker & McKenzie LLP

452 5th Ave

New York, NY 10018

(212) 626-4100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-272865

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form F-1 amends the Registration Statement on Form F-1 of Lifezone Metals Limited (Registration No. 333-272865), as amended prior to the date hereto (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 29, 2023. This Post-Effective Amendment No. 1 is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, for the sole purpose of filing a revised Exhibit 96.1 to the Registration Statement. The Registration Statement is hereby amended to reflect the replacement of such exhibit.

Item 8. Exhibits

Exhibit Number	Description
2.1†	Business Combination Agreement, dated December 13, 2022, by and among GoGreen, GoGreen Sponsor 1 LP, Lifezone Metals, Merger Sub, LHL and Keith Liddell, solely in his capacity as the Company Shareholders Representative, and those shareholders of the LHL set forth on the signature pages thereto (incorporated by reference to Annex A to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
2.2**†	Plan of Merger, dated July 5, 2023, by and among GoGreen, Merger Sub and Lifezone Metals.
3.1**	Amended and Restated Memorandum of Association and Articles of Association of Lifezone Metals.
4.1	Specimen warrant certificate (included as Exhibit A to Exhibit 4.2).
4.2	Warrant Agreement, between GoGreen and Continental Stock Transfer & Trust Company dated October 20, 2021 (incorporated by reference to Exhibit 4.1 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on October 26, 2021).
4.3**	Assignment, Assumption and Amendment Agreement, dated July 5, 2023, by and among GoGreen, Lifezone Metals and Continental Stock Transfer & Trust Company.
5.1**	Opinion of Appleby LLC.
5.2**	Opinion of Cravath, Swaine & Moore LLP.
10.1	Sponsor Support Agreement, dated December 13, 2022, by and among LHL, GoGreen and GoGreen Sponsor 1 LP (incorporated by reference to Exhibit 10.1 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).
10.2**†	Registration Rights Agreement, dated July 6, 2023, by and among Lifezone Metals, GoGreen Sponsor 1 LP, certain equityholders of LHL and GoGreen.
10.3	Form of Lock-Up Agreement, by and among Lifezone Metals and certain LHL Shareholders (incorporated by reference to Exhibit 10.3 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).
10.4	Form of Lock-Up Agreement, by and among Lifezone Metals and GoGreen Sponsor 1 LP (incorporated by reference to Exhibit 10.2 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).
10.5	Form of Subscription Agreement, entered into among GoGreen, Lifezone Metals and certain institutional subscribers (incorporated by reference to Exhibit 10.4 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).
10.6	Form of Subscription Agreement, entered into among GoGreen, Lifezone Metals and certain individual subscribers (incorporated by reference to Exhibit 10.5 to GoGreen’s Current Report on Form 8-K (File No. 001-40941) filed with the SEC on December 13, 2022).
10.7##†	Subscription Agreement, dated December 24, 2021, between BHP and Lifezone Limited (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.8##†	Loan Agreement, dated December 24, 2021, between KNL and BHP (incorporated by reference to Exhibit 10.8 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).

10.9##†	Deed of Cooperation, dated December 24, 2021, as amended, between KNL and BHP (incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.10##†	Subscription Agreement, dated October 14, 2022, between KNL and BHP (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.11##†	Investment Option Agreement, dated October 14, 2022, as amended, among KNL, Lifezone Limited and BHP (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.12##†	Form of Shareholders’ Agreement, among KNL, Lifezone Limited and BHP (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.13†	Framework Agreement, dated January 19, 2021, between KNL and the Government of Tanzania (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.14##†	Kelltech License Agreement, dated April 16, 2014, as amended, between Lifezone Limited, Keith Liddell and Kelltech Limited (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.15##	KTSA License Agreement, dated April 16 2014, as amended, between Kelltech Limited and Kelltechnology South Africa (RF) Proprietary Limited (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.16##	Kellplant License Agreement, dated February 12, 2016, as amended, between Kelltechnology South Africa (RF) Proprietary Limited and Kellplant Proprietary Limited (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.17##†	Development, Licensing and Services Agreement, dated October 14, 2022, between Lifezone Limited and KNL (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.18##†	Lifezone Technical Services Agreement, dated June 10, 2020, as amended, between Lifezone Limited and Kelltechnology South Africa (RF) Proprietary Limited (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.19##†	Lifezone Technical Services Agreement, dated October 24, 2021, between Lifezone Limited and Kellplant Proprietary Limited (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.20##†	PPM Services Agreement, dated November 4, 2021, between Pilanesberg Platinum Mines Proprietary Limited and Kelltechnology South Africa (RF) Proprietary Limited (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.21##†	PPM Support Services Agreement, dated January 20, 2022, between Pilanesberg Platinum Mines Proprietary Limited and Kellplant Proprietary Limited (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.22##	Loan Agreement, dated November 9, 2021, between Pilanesberg Platinum Mines Proprietary Limited and Kellplant Proprietary Limited (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.23	Loan Agreement, dated March 31, 2022, between the Industrial Development Corporation of South Africa Limited and Kellplant Proprietary Limited (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).

10.24	Shareholder’s Loan Agreement, dated March 31, 2022, between the Industrial Development Corporation of South Africa Limited and Kelltechnology South Africa (RF) Proprietary Limited (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.25##†	Shareholders Agreement, dated June 24, 2022, by and among certain shareholders of LHL and LHL (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.26##†	Kelltech Shareholders Agreement, dated April 16, 2014, as amended, between Lifezone Limited, Orkid S.a.r.l., Sedibelo Resources Limited (formerly Sedibelo Platinum Mines Limited), Kelltech Limited and Keith Stuart Liddell (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.27##†	Kelltech SA Subscription and Shareholders Agreement, dated February 12, 2016, as amended, between Lifezone Limited, Orkid S.a.r.l, the Industrial Development Corporation of South Africa, Kelltech Limited and KTSA (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.28†	Securities Exchange Agreement relating to Kabanga Nickel Limited, dated June 23, 2022, between Lifezone Limited and various sellers of and optionholders over KNL shares (incorporated by reference to Exhibit 10.28 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.29†	Securities Exchange Agreement relating to Kabanga Nickel Limited, dated June 24, 2022, between LHL and various sellers of KNL shares (incorporated by reference to Exhibit 10.29 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.30†	Securities Exchange Agreement relating to Lifezone Limited, dated June 24, 2022, between LHL and various sellers of and optionholders over Lifezone Limited shares (incorporated by reference to Exhibit 10.30 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.31	Securities Exchange Agreement relating to Lifezone Limited, dated June 24, 2022, between LHL and BHP (incorporated by reference to Exhibit 10.31 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-271300) filed with the SEC on June 2, 2023).
10.32†	Share Sale Agreement, dated July 3, 2023, between Metprotech Pacific Pty Ltd, the persons set out in Schedule 1 thereto as vendors, Simon Walsh, as management vendors representative, The Simulus Group Pty Ltd and Lifezone Limited (incorporated by reference to Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K (File No. 333-271300) filed with the SEC on July 3, 2023).
10.33**††	Lifezone Metals Limited 2023 Omnibus Incentive Compensation Plan.
10.34**††	Form of Award Agreement under the 2023 Omnibus Incentive Compensation Plan.
10.35**††	Form of Award Agreement under the 2023 Omnibus Incentive Compensation Plan.
21.1**	List of subsidiaries.
23.1**	Consent of Grant Thornton.
23.2**	Consent of Citrin Cooperman & Company, LLP.
23.3**	Consent of the Qualified Person for Kabanga 2023 Mineral Resource Technical Report Summary.
23.4**	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2).
23.5**	Consent of Appleby LLC (included in Exhibit 5.1).
23.6**	Consent of Wood Mackenzie Limited.
23.7**	Letter in lieu of Consent for Review Report.
23.8*	Consent of Sharron Sylvester for Kabanga 2023 Mineral Resource Update Technical Report Summary.
23.9*	Consent of Bernard Peters for Kabanga 2023 Mineral Resource Update Technical Report Summary.
96.1*	Kabanga 2023 Mineral Resource Update Technical Report Summary, effective at November 30, 2023, prepared by Sharron Sylvester and Bernard Peters.
107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
##	Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information is of the type that the Registrant customarily and actually treats as private or confidential.
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
††	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Erie, State of Pennsylvania on December 7, 2023.

LIFEZONE METALS LIMITED

By:	/s/ Chris Showalter
Name:	Chris Showalter
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Chris Showalter	Chief Executive Officer, Director	December 7, 2023
Chris Showalter

/s/ Ingo Hofmaier	Chief Financial Officer	December 7, 2023
Ingo Hofmaier

/s/ Keith Liddell	Director	December 7, 2023
Keith Liddell

/s/ Govind Friedland	Director	December 7, 2023
Govind Friedland

/s/ John Dowd	Director	December 7, 2023
John Dowd

*	Director	December 7, 2023
Robert Edwards

/s/ Jennifer Houghton	Director	December 7, 2023
Jennifer Houghton

/s/ Mwanaidi Maajar	Director	December 7, 2023
Mwanaidi Maajar

/s/ Beatriz Orrantia	Director	December 7, 2023
Beatriz Orrantia

*	Pursuant to power of attorney

By:	/s/ Chris Showalter
Chris Showalter
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lifezone Metals Limited, has signed this registration statement in the United States on December7 , 2023.

/s/ Chris Showalter
Name:	Chris Showalter